Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
July 23, 2010	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Strong Wireless, FiOS Customer Growth;

Increased Enterprise Revenues; Strong Cash Flow in 2Q

Results Include Costs for Voluntary Workforce Reductions, as Prior Cost-

Reduction Initiatives Gain Momentum and Strategic Divestitures Are Completed

2Q HIGHLIGHTS

Consolidated

•	$9.8 billion in cash flow from operations during 2Q 2010, up 29.8 percent from 2Q 2009; $5.5 billion in free cash flow (non-GAAP), up 76.7 percent.

•	A loss of 7 cents per share, including 65 cents of earnings per share in adjustments, compared with 2Q 2009 EPS of 52 cents.

Wireless

•

1.4 million total net customer additions, excluding divestitures and adjustments, in 2Q 2010; 665,000 retail postpaid net customer additions in the quarter; continued low retail postpaid churn of 0.94 percent.

•	86.2 million retail customers; 92.1 million total customers, after divestitures and conforming adjustments related to the Alltel acquisition.

•

3.4 percent increase in total revenues from 2Q 2009; 5.2 percent increase in service revenues; data revenues up 23.8 percent; 30.3 percent operating income margin and 47.5 percent Segment EBITDA margin on service revenues (non-GAAP).

Wireline

•	196,000 net FiOS Internet and 174,000 net FiOS TV customer additions; 3.8 million total FiOS Internet customers and 3.2 million total FiOS TV customers.

Verizon News Release, page 2

•	11.4 percent increase in consumer ARPU from 2Q 2009; total broadband and video revenues of $1.8 billion, up 20.1 percent from 2Q 2009.

•	6.2 percent increase in strategic business services revenues; total global enterprise revenues up 0.6 percent from 2Q 2009.

NEW YORK — For second-quarter 2010, Verizon Communications Inc. (NYSE, NASDAQ: VZ) reported continued strong cash flow growth, coupled with improved margins for both its Wireless and Wireline business segments, and improved revenue trends for sales to global business customers.

The company reported a loss of 7 cents in basic earnings per share (EPS) in the quarter, which included $2.3 billion in pre-tax costs for workforce reductions associated with a second-quarter incentive offer that will lead to approximately 11,000 voluntary separations this year. This compares with earnings of 52 cents per share in the second quarter of 2009.

‘Solid Improvement in Operational Results’

“Verizon showed solid improvement in operational results in the quarter,” said Chairman and CEO Ivan Seidenberg. “In addition, the wireline spinoff to Frontier on July 1 improves our future growth profile. We see the opportunity to create additional shareholder value with a revenue portfolio that is now more heavily focused on wireless, FiOS and global IP.”

Seidenberg added, “We have the network platforms in place, and the product and service innovations in the pipeline, to fuel the next generation of growth in our changing industry. Our cost-reduction efforts are gaining momentum, and trends in the global business market are showing signs of stabilization.”

Verizon News Release, page 3

Consolidated Results Include Divestitures

Verizon’s consolidated second-quarter 2010 results include wireline local exchange businesses covering 4 million access lines that were spun off and merged with Frontier Communications on July 1. Results also include certain wireless properties until they were divested in April and June to comply with conditions imposed in connection with regulatory approvals of last year’s acquisition of Alltel. These wireless properties, covering more than 2 million customers, were held in a trust through the date of divestiture.

Items that negatively impacted Verizon’s second-quarter 2010 net income were 52 cents per share associated with the voluntary incentive program for union-represented employees, about two-thirds of whom left the payroll in late June or early July; 6 cents per share for both Alltel merger integration costs and taxes associated with the divestiture of the Alltel trust properties; 4 cents per share in Frontier spinoff-related charges; and 3 cents per share for a one-time, non-cash revenue adjustment of $268 million, which was recorded to properly defer previously recognized wireless data revenues that will be earned and recognized in future periods.

Verizon’s total operating revenues were $26.8 billion in second-quarter 2010, a decrease of 0.3 percent compared with second-quarter 2009.

Cash flow from operations totaled $16.9 billion in the first half of 2010, compared with $14.1 billion in the first half of 2009. Cash flow from operations totaled $9.8 billion in second-quarter 2010 alone, up 29.8 percent compared with second-quarter 2009.

Capital expenditures totaled $4.2 billion in the second quarter of 2010, down 3.6 percent from second-quarter 2009. Full-year 2010 guidance for capital expenditures remains in the range of $16.8 billion to $17.2 billion. In second-quarter 2010, free cash flow (non-GAAP; cash flow

Verizon News Release, page 4

from operations less capital expenditures) totaled $5.5 billion, a 76.7 percent year-over-year increase.

Verizon’s net debt (non-GAAP; total debt less end-of-period cash and cash equivalents) was $52.7 billion at the end of second-quarter 2010. The net debt to Adjusted EBITDA ratio (non-GAAP; net debt divided by earnings before interest, taxes, depreciation and amortization adjusted for non-recurring or one-time items) was approximately 1.5 at the end of the quarter, and Verizon expects it to be lower by year-end 2010.

Wireless Momentum Continues:

Top-Line Revenue Growth, Strong Profitability, Low Retail Postpaid Churn

Verizon Wireless continued to deliver strong margins and data revenue growth, and solid customer additions. In the second quarter of 2010:

•	Verizon Wireless added 665,000 retail postpaid and 454,000 total retail customers in the quarter, excluding divestitures and adjustments, both increases over the first quarter of 2010.

•

At the end of the second quarter, the company had 86.2 million retail customers, which represented nearly 94 percent of the company’s wireless customers, the largest number of retail customers of any U.S. wireless provider.

•	The company also added 896,000 reseller customers in the second quarter.

•

The total number of customers at the end of the quarter was 92.1 million, after adding 1.4 million total net customers in the quarter and removing a net 2.1 million customers in connection with divestitures and conforming adjustments related to the Alltel acquisition.

•	In addition, the company had 7.7 million “other connections” at the end of the quarter -- such as machine-to-machine, eReaders and telematics -- adding 264,000 net other

Verizon News Release, page 5

connections in the quarter. This brings the number of total wireless connections to 99.7 million at the end of the second quarter.

•	Retail postpaid churn, retail churn and total customer churn remained low, at 0.94 percent, 1.33 percent and 1.27 percent, respectively. All are the company’s best levels in nearly two years.

•

Retail service revenues in the quarter totaled $13.5 billion, up 4.2 percent year over year. Retail data revenue was up 23.4 percent to $4.7 billion. Service revenues in the second quarter were $14.0 billion, up 5.2 percent. Total revenues were $16.0 billion, up 3.4 percent year over year.

•	Retail service ARPU (average monthly service revenue per user) grew 0.9 percent over the second quarter of 2009 to $51.56. Retail data ARPU increased to $17.85, up 19.4 percent year over year.

•

Wireless operating income margin was 30.3 percent, an increase of 150 basis points, or 1.5 percentage points, year over year. Segment EBITDA margin on service revenues (non-GAAP) was 47.5 percent, up 120 basis points over second-quarter 2009.

Wireline Growth in Consumer and Enterprise Markets:

Revenues Increase for FiOS and Strategic Business Services

Verizon continued to add customers for broadband and video services provided over its FiOS fiber-optic network, and revenues increased for advanced communications and related business services provided over Verizon’s global IP (Internet protocol) network. In the second quarter of 2010:

•	Verizon added 196,000 net new FiOS Internet customers and 174,000 net new FiOS TV customers. Verizon has posted consecutive quarterly gains in the number of customers

Verizon News Release, page 6

using FiOS services since FiOS Internet was introduced in 2004, and by the end of the second quarter had 3.8 million FiOS Internet and 3.2 million FiOS TV customers.

•

FiOS Internet penetration (customers as a percentage of potential customers) was 29.7 percent by the end of the quarter, with the product available for sale to 12.9 million premises. This compares with 28.1 percent and 11.0 million, respectively, at the end of second-quarter 2009.

•

FiOS TV penetration was 25.9 percent by the end of the quarter, with the product available for sale to 12.4 million premises. This compares with 24.6 percent and 10.3 million, respectively, at the end of second-quarter 2009.

•

Total wireline broadband and video revenues were $1.8 billion in the quarter, up 20.1 percent from second-quarter 2009. This includes FiOS broadband revenues, which grew 33.2 percent year over year. All FiOS-based services, including narrowband voice, generated 43 percent of consumer wireline revenues in second-quarter 2010, compared with 33 percent in second-quarter 2009.

•	Consumer ARPU for wireline services was $80.76 in the quarter, up 11.4 percent compared with second-quarter 2009. ARPU for FiOS customers was more than $145.

•

Global enterprise revenue totaled $4.0 billion in the quarter, an increase of 0.6 percent compared with second-quarter 2009 and an improvement from the 1.4 percent year-over-year decline in the first quarter of 2010. Sales of strategic enterprise services — such as security and IT solutions, as well as strategic networking — generated $1.6 billion, up 6.2 percent compared with second-quarter 2009.

•	Segment EBITDA margin (non-GAAP) was 22.7 percent, compared with 21.7 percent in the first quarter of 2010 and 24.5 percent in the second quarter of 2009.

Verizon News Release, page 7

Additional Highlights

Wireless

•

Verizon Wireless continued to lead the industry in cost efficiency. Monthly cash expense per customer (non-GAAP) decreased in the second quarter 2010 to $26.48, from $27.42 in the comparable period in 2009.

•	In the second quarter, data revenues increased to 34.5 percent of all service revenues, up from 29.3 percent in the second quarter 2009.

•

Verizon Wireless continued to invest in its broadband network, the nation’s largest and most reliable 3G (third generation) network. Verizon’s 3G network provides more coverage than any other U.S. carrier’s and is available where 289 million people reside.

•

Verizon Wireless plans to launch the nation’s first 4G LTE (Long Term Evolution) network in 25 to 30 markets by the end of this year and cover virtually all of its current nationwide 3G footprint by the end of 2013. In addition, as part of its 4G LTE network deployment plans, Verizon Wireless announced efforts during the quarter to work with rural companies to collaboratively build and operate a 4G network in those areas, using Verizon Wireless’ 700MHz spectrum.

•

In June, Verizon Wireless unveiled the much-anticipated DROID X by Motorola, the newest Android smartphone, which became available in stores and online last week. The Droid X features a large, high-resolution screen, 3G Mobile HotSpot capabilities, personal HD video capture and sharing, and is ready for Adobe Flash Player 10.1 when the software is released by Adobe. During the second quarter, the company also expanded its smartphone lineup with the LG Ally, an Android device; the LG Fathom, powered by Windows Mobile; and the BlackBerry Bold 9650 global smartphone. The company also introduced the Samsung Reality, which has a full suite of messaging options, and the Pantech Jest.

•

During the second quarter, Verizon Wireless customers sent or received more than 180 billion text messages. Customers also sent nearly 4.2 billion picture/video messages and completed more than 25 million music and video downloads.

•

Verizon Wireless ranked highest among wireless providers in small to mid-sized business customer satisfaction in the J.D. Power and Associates 2010 U.S. Business Wireless Satisfaction Study released in June.

Wireline

•

Second-quarter 2010 operating revenues were $11.1 billion, a decline of 3.3 percent compared with second-quarter 2009. Second-quarter 2010 operating expenses were $10.9 billion, a decline of 0.3 percent compared with second-quarter 2009.

Verizon News Release, page 8

•

Broadband connections totaled 9.3 million at the end of the second quarter 2010, a 2.5 percent year-over-year increase. This is a net increase of 28,000 from the first quarter 2010, as the increase in FiOS Internet connections more than offset a decrease in DSL-based High Speed Internet connections.

•	As of the end of second-quarter 2010, the FiOS network passed 15.9 million premises.

•

The wireline workforce totaled 110,600 at the end of the second quarter 2010. This is a decline of 3,800 compared with the end of the first quarter 2010. In the first half of 2010, Verizon reduced its wireline workforce by 6,100. More than 9,200 employees were subsequently transferred to Frontier as part of the July 1 spinoff.

•

Verizon continued during the quarter to roll out global solutions that enable multinational enterprise, medium business and government customers to take advantage of cloud-based service delivery of key IT resources and applications. These included new cloud-based computing, data storage, security and unified communications offers, as well as expanded network coverage, enterprise mobility and professional service solutions. In addition, Verizon announced industry-specific solutions, including extension of its dedicated financial services network to Europe and data consulting services for healthcare providers.

•

Continuing to broaden its global scope and capabilities, Verizon expanded its network infrastructure, adding a second data center in Hong Kong which will enhance the company’s cloud and data center services in the Asia-Pacific region and provide direct access to its global network. The company also installed 18 additional Private IP edge routers for a total of 781 edge routers in 221 sites throughout 60 countries and added four new converged packet architecture switches in Tel Aviv, Israel; Rotterdam, Netherlands; Winnipeg, Canada; and San Jose, Costa Rica. This brings the total number of CPA switches to 146 in 129 sites across 35 countries.

•

In addition to winning new business with a number of multinational corporate customers, Verizon entered into new agreements with several government agencies, including the U.S. Department of Health and Human Services.

NOTE: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 92 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon last year generated consolidated revenues of more than $107 billion. For more information, visit www.verizon.com.

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Verizon News Release, page 9

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 6/30/09	% Change	6 Mos. Ended 6/30/10	6 Mos. Ended 6/30/09	% Change

Operating Revenues	$26,773	$26,861	(0.3)	$53,686	$53,452	0.4

Operating Expenses
Cost of services and sales	12,239	10,481	16.8	22,956	20,789	10.4
Selling, general & administrative expense	8,319	7,871	5.7	16,043	15,432	4.0
Depreciation and amortization expense	4,176	4,091	2.1	8,297	8,119	2.2

Total Operating Expenses	24,734	22,443	10.2	47,296	44,340	6.7

Operating Income	2,039	4,418	(53.8)	6,390	9,112	(29.9)
Equity in earnings of unconsolidated businesses	121	128	(5.5)	254	256	(0.8)
Other income and (expense), net	17	11	54.5	62	64	(3.1)
Interest expense	(679)	(787)	(13.7)	(1,359)	(1,712)	(20.6)

Income Before (Provision) Benefit for Income Taxes	1,498	3,770	(60.3)	5,347	7,720	(30.7)
(Provision) benefit for income taxes	49	(610)	*	(1,516)	(1,350)	12.3

Net Income	$1,547	$3,160	(51.0)	$3,831	$6,370	(39.9)

Net income attributable to noncontrolling interest	1,745	1,677	4.1	3,620	3,242	11.7
Net income (loss) attributable to Verizon	(198)	1,483	*	211	3,128	(93.3)

Net Income	$1,547	$3,160	(51.0)	$3,831	$6,370	(39.9)

Basic Earnings (Loss) per Common Share
Net income (loss) attributable to Verizon	$(.07)	$.52	*	$.07	$1.10	(93.6)

Weighted average number of common shares (in millions)	2,827	2,841		2,831	2,841

Diluted Earnings (Loss) per Common Share (1)
Net income (loss) attributable to Verizon	$(.07)	$.52	*	$.07	$1.10	(93.6)

Weighted average number of common shares-assuming dilution (in millions)	2,827	2,841		2,833	2,841

Footnotes:

(1)	As there is a net loss for the quarter, diluted EPS is the same as basic EPS. Diluted Earnings per Share would have included the dilutive effect of shares issuable under our stock-based compensation plans of approximately 2 million shares.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	6/30/10	12/31/09	$ Change

Assets
Current assets
Cash and cash equivalents	$4,761	$2,009	$2,752
Short-term investments	464	490	(26)
Accounts receivable, net	12,058	12,573	(515)
Inventories	985	1,426	(441)
Prepaid expenses and other	2,793	5,247	(2,454)

Total current assets	21,061	21,745	(684)

Plant, property and equipment	234,727	229,381	5,346
Less accumulated depreciation	142,626	137,052	5,574

	92,101	92,329	(228)

Investments in unconsolidated businesses	3,797	3,535	262
Wireless licenses	72,435	72,067	368
Goodwill	22,467	22,472	(5)
Other intangible assets, net	6,324	6,764	(440)
Other assets	8,066	8,339	(273)

Total Assets	$226,251	$227,251	$(1,000)

Liabilities and Equity
Current liabilities
Debt maturing within one year	$7,874	$7,205	$669
Accounts payable and accrued liabilities	16,905	15,223	1,682
Other	7,055	6,708	347

Total current liabilities	31,834	29,136	2,698

Long-term debt	49,594	55,051	(5,457)
Employee benefit obligations	32,435	32,622	(187)
Deferred income taxes	21,324	19,310	2,014
Other liabilities	6,591	6,765	(174)

Equity
Common stock	297	297	—
Contributed capital	40,108	40,108	—
Reinvested earnings	15,117	17,592	(2,475)
Accumulated other comprehensive loss	(11,140)	(11,479)	339
Common stock in treasury, at cost	(5,277)	(5,000)	(277)
Deferred compensation - employee stock ownership plans and other	149	88	61
Noncontrolling interest	45,219	42,761	2,458

Total equity	84,473	84,367	106

Total Liabilities and Equity	$226,251	$227,251	$(1,000)

The unaudited consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	6 Mos. Ended 6/30/10	6 Mos. Ended 6/30/09	$ Change

Cash Flows From Operating Activities
Net Income	$3,831	$6,370	$(2,539)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,297	8,119	178
Employee retirement benefits	2,518	1,420	1,098
Deferred income taxes	1,354	1,296	58
Provision for uncollectible accounts	680	643	37
Equity in earnings of unconsolidated businesses, net of dividends received	(227)	173	(400)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	1,502	(2,070)	3,572
Other, net	(1,082)	(1,814)	732

Net cash provided by operating activities	16,873	14,137	2,736

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(7,685)	(8,094)	409
Acquisitions of licenses, investments and businesses, net of cash acquired	(538)	(5,367)	4,829
Proceeds from dispositions	2,594	—	2,594
Net change in short-term investments	(17)	119	(136)
Other, net	37	64	(27)

Net cash used in investing activities	(5,609)	(13,278)	7,669

Cash Flows From Financing Activities
Proceeds from long-term borrowings	—	12,040	(12,040)
Repayments of long-term borrowings and capital lease obligations	(4,594)	(18,173)	13,579
Increase in short-term obligations, excluding current maturities	(97)	(103)	6
Dividends paid	(2,690)	(2,614)	(76)
Other, net	(1,131)	(971)	(160)

Net cash used in financing activities	(8,512)	(9,821)	1,309

Increase (decrease) in cash and cash equivalents	2,752	(8,962)	11,714
Cash and cash equivalents, beginning of period	2,009	9,782	(7,773)

Cash and cash equivalents, end of period	$4,761	$820	$3,941

Verizon Communications Inc.

Selected Financial and Operating Statistics

Unaudited	6/30/10	6/30/09

Debt to debt and Verizon’s equity ratio-end of period (1)	59.4%	60.3%

Book value per common share (1)	$13.89	$15.02

Common shares outstanding (in millions)
End of period	2,827	2,841

Total employees	210,800	235,326

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 6/30/09	6 Mos. Ended 6/30/10	6 Mos. Ended 6/30/09

Capital expenditures (including capitalized software)
Domestic Wireless	$2,262	$1,783	$4,032	$3,334
Wireline	1,781	2,338	3,347	4,341
Other	186	266	306	419

Total	$4,229	$4,387	$7,685	$8,094

Cash dividends declared per common share	$0.475	$0.460	$0.950	$0.920

Footnote:

(1)	Calculations are based on the equity position attributable to Verizon, which excludes noncontrolling interests.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 6/30/09	% Change	6 Mos. Ended 6/30/10	6 Mos. Ended 6/30/09	% Change

Revenues
Service revenues	$14,046	$13,349	5.2	$27,891	$26,424	5.6
Equipment and other	1,960	2,131	(8.0)	3,898	4,178	(6.7)

Total Revenues	16,006	15,480	3.4	31,789	30,602	3.9

Operating Expenses
Cost of services and sales	4,780	4,825	(0.9)	9,555	9,485	0.7
Selling, general & administrative expense	4,557	4,469	2.0	9,199	8,911	3.2
Depreciation and amortization expense	1,827	1,727	5.8	3,639	3,476	4.7

Total Operating Expenses	11,164	11,021	1.3	22,393	21,872	2.4

Operating Income	$4,842	$4,459	8.6	$9,396	$8,730	7.6
Operating Income Margin	30.3%	28.8%		29.6%	28.5%

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

(numbers in thousands)

Unaudited	6/30/10	6/30/09	% Change

Total Customers	92,063	87,694	5.0
Retail Customers	86,176	85,240	1.1

(numbers in thousands)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 6/30/09	% Change	6 Mos. Ended 6/30/10	6 Mos. Ended 6/30/09	% Change

Total Customer net adds in period (1)	1,351	1,142	18.3	2,903	2,419	20.0
Retail Customer net adds in period (2)	454	1,145	(60.3)	742	2,406	(69.2)

Total churn rate	1.27%	1.37%		1.34%	1.42%
Retail churn rate	1.33%	1.36%		1.39%	1.41%

Footnotes:

(1)	Includes acquisitions (other than Alltel Corp.) and adjustments of 1 customers in the second quarter of 2009; and 4 and 1 customers in the first and second quarter of 2010, respectively. Excludes the Alltel acquisition of 13,219 customers in the first quarter of 2009 and divestitures of 2,089 customers in the second quarter of 2010.

(2)	Includes acquisitions (other than Alltel Corp.) and adjustments of 1 customers in the second quarter of 2009; and 4 customers in the first quarter of 2010. Excludes the Alltel acquisition of 12,813 customers in the first quarter 2009 and divestitures of 2,089 customers in the second quarter of 2010.

The segment financial results above are adjusted to exclude the effects of other non-operational items as the Company's chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 6/30/09	% Change	6 Mos. Ended 6/30/10	6 Mos. Ended 6/30/09	% Change

Wireline Operating Revenues
Mass Markets	$4,619	$4,628	(0.2)	$9,204	$9,218	(0.2)
Global Enterprise	4,036	4,010	0.6	8,029	8,060	(0.4)
Global Wholesale	2,232	2,434	(8.3)	4,579	4,850	(5.6)
Other	225	416	(45.9)	532	927	(42.6)

Total Operating Revenues	11,112	11,488	(3.3)	22,344	23,055	(3.1)

Operating Expenses
Cost of services and sales	6,001	5,947	0.9	12,115	11,842	2.3
Selling, general & administrative expense	2,590	2,726	(5.0)	5,268	5,492	(4.1)
Depreciation and amortization expense	2,307	2,260	2.1	4,575	4,475	2.2

Total Operating Expenses	10,898	10,933	(0.3)	21,958	21,809	0.7

Operating Income	$214	$555	(61.4)	$386	$1,246	(69.0)
Operating Income Margin	1.9%	4.8%		1.7%	5.4%

Verizon Communications Inc.

Wireline – Selected Operating Statistics

(numbers in thousands)

Unaudited	6/30/10	6/30/09	% Change

Switched access lines in service
Total Residence (includes Primary residence)	17,405	19,655	(11.4)
Primary residence	15,488	17,165	(9.8)

Business	13,593	14,444	(5.9)
Public	152	214	(29.0)

Total	31,150	34,313	(9.2)

Broadband connections	9,338	9,111	2.5
FiOS Internet Subscribers	3,814	3,082	23.8
FiOS TV Subscribers	3,203	2,517	27.3

Footnotes:

The segment financial results above are adjusted to exclude the effects of other non-operational items as the Company's chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Other Reconciliations – Verizon

	Last			(dollars in millions)
Unaudited	Twelve Months (LTM)	3 Mos. Ended 6/30/10	3 Mos. Ended 3/31/10	3 Mos. Ended 12/31/09	3 Mos. Ended 9/30/09

Verizon Consolidated EBITDA
Consolidated net income		$1,547	$2,284	$1,101	$2,887
Add/subtract non-operating items:
Provision (benefit) for income taxes		(49)	1,565	(714)	574
Interest expense		679	680	686	704
Other income and (expense), net		(17)	(45)	(13)	(13)
Equity in earnings of unconsolidated business		(121)	(133)	(131)	(166)

Operating income		2,039	4,351	929	3,986
Add: depreciation and amortization expense		4,176	4,121	4,241	4,172

Verizon Consolidated EBITDA		$6,215	$8,472	$5,170	$8,158

Other Items (Before Tax)
Merger Integration & Acquisition Related Charges		162	77	165	181
Access Line Spin-Off Related Charges		195	145	391	62
Severance, Pension, and Benefit Charges		2,314	136	3,020	610
Deferred Revenue Adjustment		268	—	—	—

		2,939	358	3,576	853

Adjusted EBITDA	$35,741	$9,154	$8,830	$8,746	$9,011

(dollars in millions)

Unaudited	6/30/10	12/30/09

Verizon Net Debt

Debt maturing within one year	$7,874	$7,205

Long-term debt	49,594	55,051
Total debt	$57,468	$62,256
Less: Cash and cash equivalents	4,761	2,009

Net Debt	$52,707	$60,247

(dollars in millions)

Unaudited	6/30/10

Verizon Net Debt to Adjusted EBITDA (LTM)

Net Debt	$52,707
Adjusted EBITDA	$35,741

Net Debt to Adjusted EBITDA Ratio	1.47

Verizon Communications Inc.

Reconciliations – Free Cash Flow

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 6/30/09

Verizon Free Cash Flow

Net cash provided by operating activities	$9,756	$7,515
Less: Capital expenditures	4,229	4,387

Free Cash Flow	$5,527	$3,128

Other Reconciliations – Verizon Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 6/30/09

Verizon Wireless Segment EBITDA
Operating income	$4,842	$4,459
Add: depreciation and amortization expense	1,827	1,727

Verizon Wireless Segment EBITDA	$6,669	$6,186

Verizon Wireless total revenues	$16,006	$15,480

Verizon Wireless service revenues	$14,046	$13,349

Verizon Wireless operating income margin	30.3%	28.8%

Verizon Wireless Segment EBITDA service margin	47.5%	46.3%

(dollars in millions, except Cash Expense per Customer)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 6/30/09

Verizon Wireless Cash Expense Per Customer
Verizon Wireless cost of services and sales	$4,780	$4,825
Verizon Wireless selling, general & administrative expense	4,557	4,469
Less: equipment and other revenue	1,960	2,131

Cash expense	$7,377	$7,163

Cumulative average customers (millions)	278.6	261.2

Cash expense per customer	$26.48	$27.42

Other Reconciliations – Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 6/30/10	3 Mos. Ended 3/31/10	3 Mos. Ended 6/30/09

Verizon Wireline Segment EBITDA
Operating income	214	172	555
Add: depreciation and amortization expense	2,307	2,268	2,260

Verizon Wireline Segment EBITDA	$2,521	$2,440	$2,815

Verizon Wireline total revenues	$11,112	$11,232	$11,488

Verizon Wireline operating income margin	1.9%	1.5%	4.8%

Verizon Wireline Segment EBITDA margin	22.7%	21.7%	24.5%